EX-99.h.6.a

EXHIBIT A*

to the Amended and Restated Expense Limitation Agreement between

ABERDEEN FUNDS and

ABERDEEN ASSET MANAGEMENT INC.

Name of Fund/Class	Expense Limitation	Expiration Date
Aberdeen China Opportunities Fund	1.62%	February 28, 2018
Aberdeen International Equity Fund	1.10%	February 28, 2019
Aberdeen Equity Long-Short Fund	1.40%	February 28, 2018
Aberdeen Global Equity Fund	1.19%	February 28, 2018
Aberdeen U.S. Small Cap Equity Fund	1.15%	February 28, 2018
Aberdeen Tax-Free Income Fund	0.62%	February 28, 2018
Aberdeen Dynamic Allocation Fund	0.25%	February 28, 2018
Aberdeen Diversified Income Fund	0.25%	February 28, 2018
Aberdeen Diversified Alternatives Fund	0.25%	February 28, 2018
Aberdeen Asia Bond Fund	0.70%	February 28, 2018
Aberdeen Global Unconstrained Fixed Income Fund	0.85%	February 28, 2018
Aberdeen International Small Cap Fund	1.30%	February 28, 2018
Aberdeen Emerging Markets Fund	1.10%	February 28, 2018
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	1.25%	February 28, 2018

Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)	0.90%	February 28, 2018
Aberdeen Emerging Markets Debt Fund	0.90%	February 28, 2018
Aberdeen Japanese Equities Fund	1.00%	February 28, 2018
Aberdeen U.S. Mid Cap Equity Fund	1.00%	February 28, 2018

*Effective February 28, 2017. This contract may not be terminated before February 28, 2018 (or February 28, 2019 with respect to the Aberdeen International Equity Fund) without the approval of the Independent Trustees.